                             [Logo of Papa Johns]


Contact:        D. Ross Davison
                Chief Financial Officer and Treasurer
                (205) 981-2823



                PJ AMERICA ANNOUNCES CHANGES TO BOARD OF DIRECTORS


Birmingham, Alabama, March 7, 2001

     PJ America, Inc. (NASDAQ: PJAM), the largest franchisee of Papa John's International, Inc. announced today changes to its Board of Directors. Ross Davison, Vice President and Chief Financial Officer of PJ America, was appointed to the Board. Also appointed were Terry Smith, Chairman, President and CEO of Tumbleweed, Inc. and David Lloyd, a restaurant industry consultant, who was most recently Senior Vice President and CFO of Taco Cabana, Inc. Charles Schnatter, Chief Development Officer, Senior Vice President and General Counsel of Papa John's resigned from the Board.

     Schnatter was recently promoted at Papa John's International to Chief Development Officer responsible for worldwide franchising and development, international operations and legal. He is now directly responsible for
franchise relations at Papa John's.   These increased responsibilities and the
fact that Schnatter is directly responsible for Papa John's franchise relationships do not enable him to continue on the Board of Papa John's largest franchisee.

     The Company's President and CEO Doug Stephens said, "We are pleased to have Ross Davison, David Lloyd and Terry Smith join our Board. We appreciate the fine contribution Chuck Schnatter made to our Board and wish him the very best in his new position."

     Headquartered in Birmingham, Alabama, PJ America, Inc. has 177 Papa John's restaurants in nine states and Puerto Rico.